UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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Systemax Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Systemax Inc.
11 Harbor Park Drive
Port Washington, New York 11050

May 18, 2015

Dear Stockholders:

Enclosed please find supplemental proxy material relating to the 2015 Annual Meeting of Stockholders of Systemax Inc. (the “Company”).  In particular, your attention is directed to an additional proposal to extend the term of the Company’s 2010 Long-Term Incentive Plan (the “Plan”).  The Plan was previously approved at the 2010 Annual Meeting of Stockholders. The additional proposal will be considered with the other matters scheduled for consideration at the Company’s June 8, 2015 Annual Meeting of Stockholders.  Your Internet or telephone or proxy card vote must be received by 11:59 PM Eastern Time on June 7, 2015.

Your vote is very important to us.

Sincerely,

ERIC LERNER
Senior Vice President and General Counsel

PROPOSAL No. 3
APPROVE AN AMENDMENT TO THE TERM OF THE
COMPANY'S 2010 LONG-TERM INCENTIVE PLAN

Action is to be taken at the 2015 Annual Meeting to approve an amendment to the Company’s 2010 Long-Term Incentive Plan solely in order to extend the plan for an additional term of five years until April 23, 2020. The Company's Board of Directors approved the amendment to the Systemax Inc. 2010 Long-Term Incentive Plan (the “Plan” or the “2010 Long-Term Plan”), subject to approval by the Company’s stockholders.

The Company’s Board of Directors originally adopted the 2010 Long-Term Plan on April 23, 2010, and it was approved by the Company’s stockholders on June 11, 2010.  The 2010 Long-Term Plan, by its terms, expired on April 23, 2015, the fifth anniversary of the adoption of the Plan.  This amendment would extend the 2010 Long-Term Plan for an additional five years, but would not increase the number of shares available for grant under the 2010 Long-Term Plan.

The following is a summary of the principal provisions of the 2010 Long-Term Plan.  This description of the 2010 Long-Term Plan is qualified in its entirety by reference to the full text of the 2010 Long-Term Plan, which can be found in the Company’s proxy statement filed with the SEC on April 29, 2010.

Purposes

The purposes of the 2010 Long-Term Plan are to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional executive personnel and other key employees, including consultants and advisors to the Company and its affiliates; (ii) motivating such employees, consultants and advisors by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees, consultants and advisors to participate in the long-term growth and financial success of the Company.

Types of Awards to Be Granted

The 2010 Long-Term Plan provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards or other stock-based awards.  Any of the foregoing is referred to as an “Award.”

Eligibility and Conditions of Grant

Any employee of the Company or of any affiliate and any individual providing consulting or advisory services to the Company or an affiliate, shall be eligible to receive an award under the 2010 Long-Term Plan.  The committee that administers the Plan shall determine, in its sole discretion, the terms and conditions of any award.

As originally adopted, the 2010 Long-Term Plan expired on the fifth anniversary of the adoption of the plan by the Board of Directors (April 23, 2015).  However, with the amendment being proposed at the meeting, the plan will now expire on April 23, 2020, the tenth anniversary of the original adoption of the plan by the Board of Directors.  Therefore, after the amendment is approved by the stockholders no award shall be granted under the 2010 Long-Term Plan after April 23, 2020, except that “restoration options” may be granted after that date.  Restoration options are options issued to optionees who surrender then-owned shares in exercise of an option.  Such options are issued with an exercise price equal to the fair market value at the date of grant and a term equal to the remaining term of the then-exercised options and for no more than the number of shares delivered in exercise of such options.  The expiration of the 2010 Long-Term Plan on April 23, 2015 did not affect any Awards that were outstanding on the date of expiration.

Shares Available Under the Plan

The 2010 Long-Term Plan, as adopted, provided for the grant of Awards with respect to an aggregate of 7,500,000 shares of the Company’s Common Stock, subject to adjustment in the case of certain corporate changes.  As of the date of the Proxy Statement, Awards have been granted with respect to 777,750 shares of Common Stock (532,750 options and 245,000 restricted stock units), so that an aggregate of 6,722,250 shares of Common Stock will remain available for grant under the 2010 Long-Term Plan, as extended.

During a calendar year, awards may be granted to any individual with respect to a maximum of 1,500,000 shares (or $10,000,000 in the case of cash performance awards).

Administration

The Compensation Committee (the “Committee”) administers the Plan and determines, in its sole discretion, the terms and conditions of any Award, unless the Board elects to administer the Plan itself.  The Committee or the Board of Directors may delegate to one or more officers or managers of the Company the authority to designate the individuals who will receive Awards under the Plan provided that the Committee shall itself grant all Awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of Section 16 of the 1934 Act or whose Awards could reasonably be expected to be subject to the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee determines the persons who will receive Awards, the type of Awards granted, and the number of shares subject to each Award.  The Committee also determines the prices, expiration dates, vesting schedules, forfeiture provisions and other material features of Awards.  The Committee has the authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it deems necessary or appropriate.  All decisions and determinations of the Committee are final, binding and conclusive on all parties.

Adjustments

In the event of certain corporate actions affecting the Company’s stock, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation or spin-off, the Committee shall adjust the number of shares of common stock available for grant under the Plan and any shall adjust outstanding Awards (including the number of shares subject to the Awards and the exercise price of stock options) in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or those Awards.

Amendment and Termination of the Plan

The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement.  Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform to the local rules and regulations in any jurisdiction outside the United States.

The Committee may amend any Award, including an amendment that reduces the exercise price, except that consent of the Award recipient is necessary if the amendment would impair the recipient’s rights under the Award.

Summary of Awards Available Under the Plan

Non-Qualified Stock Options. The exercise price per share of each non-qualified option (“NQO”) granted under the Plan is determined by the Committee on the grant date and will not be less than the fair market value of a share of stock on the grant date.  Each NQO is exercisable for a term, not to exceed ten years, established by the Committee on the grant date.  The exercise price must be paid in cash or, subject to the approval of the Committee, in shares of stock valued at their fair market value on the date of exercise or by such other method as the Committee may from time to time prescribe.

The Plan contains provisions applicable to the exercise of NQOs subsequent to a grantee’s termination of employment for “cause,” other than for cause, or due to “disability” (as each such term is defined in the Plan) or death.  These provisions apply unless the Committee establishes alternative provisions with respect to an Award.  In general, these provisions provide that NQOs that are not exercisable at the time of such termination shall expire upon the termination of employment and NQOs that are exercisable at the time of such termination shall remain exercisable until the earlier of the expiration of their original term and (i) in the event of a grantee’s termination other than for cause, the expiration of three months after such termination of employment and (ii) in the event of a grantee’s disability or death, the first anniversary of such termination.  In the event the Company terminates the grantee’s employment for cause, all NQOs held by the grantee, whether or not then exercisable, terminate immediately as of the commencement of business on the date of termination of employment.

Stock options generally are not transferrable other than by will or the laws of descent and distribution, except that the Committee may permit transfers to the grantee’s family members or trusts for the benefit of family members.

Incentive Stock Options.  Generally, incentive stock options (“ISOs”) are options that may provide certain federal income tax benefits to a grantee not available with NQOs.  An ISO has the same Plan provisions as a NQO (including with respect to various termination events as described above, except that:

•	In order to receive the tax benefits, a grantee must hold the shares acquired upon exercise of an ISO for at least two years after the grant date and at least one year after the exercise date.
•	The aggregate fair market value of shares of stock (determined on the ISO grant date) with respect to which ISOs are exercisable for the first time by a grantee during any calendar year (whether issued under the Plan or any other plan of the Company or its subsidiaries) may not exceed $100,000.
•	In the case of an ISO granted to any individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, the exercise price per share must be at least 110% of the fair market value of a share of stock at the time the ISO is granted, and the ISO cannot be exercisable more than five years from the grant date.

•	An option cannot be treated as an ISO if it is exercised more than three months following the grantee’s termination of employment for any reason other than death or disability, or more than one year after the grantee’s termination of employment for disability, unless the grantee died during such three-month or one-year period. ISOs are not transferable other than by will or by the laws of descent and distribution.

Stock Appreciation Rights. A stock appreciation right (“SAR”) entitles the grantee to receive upon exercise, for each share subject to the SAR, an amount equal to the excess of (i) the fair market value of a share of common stock on the date of exercise over (ii) the fair market value of a share of common stock on the date of grant.  Each SAR shall be exercisable for a term, not to exceed ten years, established by the Committee on the grant date.  A SAR may be settled in cash or shares of common stock (valued at their fair market value on the date of exercise of the SAR), in the Committee’s discretion.

Restricted Stock.  Prior to the vesting of any restricted shares, the shares are not transferable by the grantee and are forfeitable.  Vesting of the shares may be based on continued employment with the Company and/or upon the achievement of specific performance goals, as the Committee determines on the grant date.  The Committee may, at the time that shares of restricted stock are granted, impose additional conditions to the vesting of the shares.  Unless the Committee provides otherwise, unvested shares of restricted stock are automatically and immediately forfeited upon a grantee’s termination of employment for any reason.

Restricted Stock Units.  A restricted stock unit entitles the grantee to receive a share of stock, or in the sole discretion of the Committee, the value of a share of common stock, on the date that the restricted stock unit vests.  Payment shall be in cash, other securities or other property, as determined in the sole discretion of the Committee.  Unless the Committee provides otherwise, unvested restricted stock units are forfeited upon a grantee’s termination of employment for any reason.

Performance Awards.  Performance awards entitle the grantee to either cash or shares of common stock, in the Committee’s sole discretion, upon the achievement of specified performance goals.

Performance Goals

The Plan provides that granting or vesting of restricted stock, restricted stock units and performance awards may be conditioned on the achievement of specified performance goals.  These goals must be established by the Committee within 90 days of the beginning of the year (or other period to which the performance goals relate) or, if shorter, within the first 25% of the performance period.  As discussed below under “Summary of Federal Tax Consequences – $1 Million Limit,” performance-based awards can have significant tax benefits for the Company. The maximum amount with respect to which performance awards may be granted to an individual in a calendar year is $10,000,000 with respect to performance awards denominated in cash and 1,500,000 shares with respect to performance awards denominated in shares.

The performance goals may be based on one or more of:  share price, revenues, earnings (including but not limited to EBITDA), earnings per share, return on equity, expenses, and objective strategic and governance business goals.  Each such performance goal may (1) be expressed with respect to the Company as a whole or with respect to one or more divisions or business units, (2) be expressed on a pre-tax or after-tax basis, (3) be expressed on an absolute and/or relative basis, (4) employ comparisons with past performance of the Company (including one or more divisions) and/or (5) employ comparisons with the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the Plan shall be determined in a manner consistent with the methods used in the Company’s Forms 10-K and 10-Q, except that adjustments will be made for certain items, including special, unusual or non-recurring items, acquisitions and dispositions and changes in accounting principles.

Summary of Federal Tax Consequences

The following is a brief description of the federal income tax treatment that will generally apply to Awards under the Plan based on current federal income tax rules.

Non-Qualified Options.  The grant of an NQO will not result in taxable income to the grantee.  Except as described below, the grantee will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the stock acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction.  Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options.  The grant of an incentive stock option will not result in taxable income to the grantee.  The exercise of an incentive stock option will not result in taxable income to the grantee provided that the grantee was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the grantee is disabled, as that term is defined in the Code).  The excess of the fair market value of the stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the grantee’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the grantee does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the grantee, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the grantee as capital gain and the Company will not be entitled to a corresponding deduction.  A capital loss will be recognized to the extent that the amount realized is less than the exercise price.  If the foregoing holding period requirements are not met, the grantee will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and the Company will be entitled to a corresponding deduction.  If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain.  If the amount realized is less than the exercise price, the grantee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.  The Company will be entitled to a deduction to the extent that the grantee recognizes ordinary income because of a disqualifying disposition.

Stock Appreciation Rights.  The grant of a SAR will not result in taxable income to the grantee.  Upon exercise of a SAR, the fair market value of stock received will be taxable to the grantee as ordinary income and the Company will be entitled to a corresponding deduction.  Gains and losses realized by the grantee upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Restricted Stock.  The grant of restricted stock will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction, assuming that the restrictions constitute a “substantial risk of forfeiture” for federal income tax purposes.  Upon the vesting of shares of restricted stock, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction.  Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting.  Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the grantee and the Company will be entitled to a corresponding deduction.  A grantee may elect pursuant to Section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date, and the Company will be entitled to a corresponding deduction.

Restricted Stock Units.  The grant of a restricted stock unit will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction.  Upon the vesting of the restricted stock unit, the holder will realize ordinary income in an amount equal to the then fair market value of the shares received, and the Company will be entitled to a corresponding deduction.  Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting, when granted to the grantee.

Performance Awards. The grant of a performance award will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction.  The grantee will have compensation income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares and the Company will then be entitled to a corresponding deduction.

Withholding of Taxes.  The Company may withhold amounts from grantees to satisfy withholding tax requirements.  Subject to guidelines established by the Committee, grantees may have stock withheld from Awards or may tender stock to the Company to satisfy tax withholding requirements.

$1 Million Limit.  Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the Company’s chief executive officer and its three other most highly compensated executive officers (other than the chief financial officer).  Compensation that qualifies as “performance-based compensation” is not subject to the $1 million limit.  Stock options and stock appreciation rights generally are exempt from the $1 million limit.  Other Awards will be exempt from the $1 million limit if the granting or vesting of the Award is conditioned on the achievement of specified, objective performance goals, described above under “Performance Goals.”

Section 409A.  Section 409A of the Code imposes significant new restrictions on deferred compensation and may impact on Awards under the Plan.  If the Section 409A restrictions are not followed, a grantee could be subject to accelerated liability for tax on the non-complying award, as well as a 20% penalty tax.  The Plan is intended to comply with the requirements of Section 409A.

Tax Advice.  The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the Plan.  A grantee may also be subject to state and local taxes in connection with the grant of Awards under the Plan.  Grantees are encouraged to see their own legal, tax and accounting advice.

New Plan Benefits

Awards under the 2010 Long-Term Plan are discretionary.  Consequently, it is not possible to determine who will receive benefits or the number of shares to be included in any future grants.

Vote Required for Approval

Stockholder approval of the amendment of the 2010 Long-Term Plan is required in order for it to be effective.  If the stockholders fail to approve the amendment, the Company will not be able to grant any future awards under the 2010 Long-Term Plan.   If approved by stockholders, the 2010 Long-Term Plan would expire on April 23, 2020, the tenth anniversary of the original adoption of the plan by the Board of Directors.

Approval of the amendment to the 2010 Long-Term Plan will require the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote on the issue.  There are no rights of appraisal or dissenter’s rights as a result of a vote on this issue.

Richard Leeds, Bruce Leeds and Robert Leeds (each a director and officer of the Company), together with trusts for the benefit of certain members of their respective families and other entities controlled by them, as applicable, beneficially owned as of the record date more than 50% of the shares of common stock, and they have each separately advised us that they intend to vote all of such shares of common stock they each have the power to vote in favor of the extension of the Plan to April 23, 2020, in accordance with the recommendation of the Board of Directors, which will be sufficient to constitute a quorum and to determine the outcome of the vote on the Plan extension.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE TERM OF THE COMPANY'S 2010 LONG-TERM INCENTIVE PLAN, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

Revised Proxy Card

Enclosed is a revised proxy card. This proxy card covers the two proposals covered by the proxy card distributed with our April 29, 2015 Proxy Statement and adds the additional proposal described herein. If you wish to vote on the additional proposal described herein, you must execute and deliver the enclosed proxy card (or follow the instructions to vote by Internet or telephone).  Signing and submitting this new proxy card will revoke any prior proxy in its entirety if submitted prior to 11:59 PM Eastern Time on June 7, 2015.

This Supplemental Proxy Material is dated May 18, 2015 and is first being mailed to stockholders on or about May 19, 2015.

VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern on June 7, 2015.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SYSTEMAX INC. 11 HARBOR PARK DRIVE PORT WASHINGTON, NY 11050
VOTE BY PHONE –1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2015.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) in the line below
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐
1. Election of Directors Nominees

01 Richard Leeds 05 Stacy Dick	02 Bruce Leeds 06 Robert Rosenthal	03 Robert Leeds 07 Marie Adler-Kravecas	04 Lawrence Reinhold
The Board of Directors recommends you vote FOR proposals 2 and 3:
			For	Against	Abstain
2. A Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal year 2015			☐	☐	☐
			For	Against	Abstain
3. A Proposal to amend the term of the Company’s 2010 Long-Term Incentive Plan			☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s).  If no direction is made, this proxy will be voted FOR items 1, 2 and 3.  If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.  This proxy is solicited on behalf of the Board of Directors and may be revoked.

For address change/comments, mark here. (see reverse for instructions) ☐
Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important   Notice   Regarding   Internet   Availability of   Proxy   Materials   for   the   Annual   Meeting: The Proxy Statement, Supplemental Proxy Materials & Annual Report is/are available at www.proxyvote.com

SYSTEMAX INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – JUNE 8, 2015

The stockholder(s) hereby appoint(s) Eric Lerner and Thomas Axmacher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SYSTEMAX INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 12:00 PM, EDT on June 8, 2015, at the Company’s Corporate Offices 11 Harbor Park Drive, Port Washington, NY 11050, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS, IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 and 3.

In order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 PM Eastern Time on June 7, 2015. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side

(Continued, and to be marked, dated and signed, on the other side)